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                                                                     Exhibit 3.4



                           CERTIFICATE OF AMENDMENT OF

          CERTIFICATE OF INCORPORATION OF COLONY RIH ACQUISITIONS, INC.

         THE UNDERSIGNED, being the duly appointed and acting President of Colony RIH Acquisitions, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, for the purpose of amending the Corporation's Certificate of Incorporation (the "Certificate of Incorporation") filed pursuant to Section 102 of the Delaware General Corporation Law, hereby certifies, pursuant to Sections 242 and 103 of the Delaware General Corporation Law, as follows:

         FIRST: That the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 24, 2000.

         SECOND: The amendment effected hereby was duly authorized by the Corporation's Board of Directors and stockholders, and all specifically affected classes or series of classes of stockholders, in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         THIRD: That the Certificate of Incorporation is hereby amended by adding the following article to read in its entirety as follows:

                                   Article IX

(a) Because the Corporation is an intermediary company of Resorts International Hotel, Inc. ("Resort"), a New Jersey corporation licensed by the New Jersey Casino Control Commission ("the "Commission") to conduct casino gaming in Atlantic City, New Jersey, the Commission shall have the right of prior approval with regard to transfers of securities, shares and other ownership interests in the Corporation. Therefore, no person shall issue or transfer any security, share or other ownership interest in the Corporation without the express, prior written approval of the Commission, and the Corporation shall have the absolute right to repurchase, at the market price of the purchase price, whichever is lesser, any such security, share or ownership interest in the Corporation in the event that the Commission disapproves of the issuance or transfer of the respective security, share or other ownership interest.

(b) If at any time the Commission finds that, in accordance with the provisions of the New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq., an owner or holder of any security, share, or other ownership interest of the Corporation is not qualified to own or hold such interest, commencing on the date the Commission serves notice upon the Corporation of the determination of disqualification, it shall be unlawful for the affected owner or holder: (1) to receive any dividends or interest upon any such securities, shares or other ownership interests; (2) to exercise, directly or through any trustee or nominee, any right conferred by such securities, shares or other ownership interests; or (3) to receive any renumeration in any form from Resorts for services rendered or otherwise.


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         IN WITNESS WHEREOF; I have made and signed this Certificate of
Amendment this 3rd day of May, 2001 and affirm the statements contained herein as true under penalties of perjury.



                                                      /s/ Thomas J. Barrack, Jr.
                                                      --------------------------
                                               Name:  Thomas J. Barrack, Jr.
                                               Title: President






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